PRESS RELEASE 1-08

Little Squaw Examines Alaska’s Livengood Bench Placer Gold Deposit

- Exclusivity Agreement Signed -

Spokane WA – January 7, 2008 - Little Squaw Gold Mining Company (LITS:OTC.BB -- $0.85) (“Little Squaw” or “the Company”) announces that it has entered into an Exclusivity Agreement (“the Agreement”) on the Livengood Bench placer gold deposit in Alaska.  The exclusivity fee is $100,000. The Agreement affords the Company the exclusive right to conduct a comprehensive analysis of the property and make commercial viability studies over the next two months. After completing due diligence and mining studies, Little Squaw will have the right to enter into a definitive agreement, prior to March 5, 2008, to purchase the property. The purchase terms are $8.35 million dollars in three annual payments, each consisting of nearly equal values of cash and the Company’s common shares. Should Little Squaw decide to proceed with the purchase, it will pay out $4.45 million in cash and roughly 4.33 million shares over the next three years, assuming a 90-cent stock price.

“Acquisition of this production-ready property is another example of our commitment to build value for our shareholders by focusing on highly prospective gold assets,” said Little Squaw President, Richard Walters. “If the property is purchased, our Company will be making a rapid transition from explorer to gold producer over the next twelve months,” he added.

The Livengood Bench property is located 75 miles north of Fairbanks and has paved-road access via the all-weather Alaska pipeline highway. The property consists of unpatented and patented federal mining claims, along with some State of Alaska mining claims. The claim block comprises approximately 3,800 acres.  The principal mining area consists of 747 acres of fee simple (patented claims) land.

Livengood Bench is among Alaska’s most historically productive placer gold deposits, having produced over 400,000 ounces of gold since 1914. This mine was placed on care and maintenance in 2000 due to low gold prices. The existing database includes 2,370 drill holes, which outline 12.8 million cubic yards of gold-bearing alluvium (gravel). This mineralized material is believed to contain about 355,000 ounces of recoverable gold. All major state and federal mining permits necessary for the commencement of mining are in place.

Richard Walters, President of Little Squaw Gold Mining Company, is responsible for this news release. For additional information regarding Little Squaw Gold Mining, contact Susan Schenk, Manager of Investor Relations, by telephone at (509) 535-6156, or by e-mail at ir@littlesquawgold.com. Little Squaw maintains a comprehensive Web site at www.littlesquawgold.com.

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Little Squaw Gold Mining is engaged in the business of precious-metals discovery.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.  All statements made here regarding the firm’s investment potential should be considered “forward-looking statements” as defined by prevailing regulatory guidelines.  As forward-looking statements, these items represent the measured professional judgment of management.  They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments that may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.